Exhibit 99.1

Fluor Corporation	Brian Mershon/Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 281.263.6030

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222

News Release

FOR IMMEDIATE RELEASE

Matthew Rose Elected to Fluor’s Board of Directors

IRVING, Texas, March 10, 2014—Fluor Corporation (NYSE: FLR) announced today that Matthew K. Rose was elected to its board of directors effective April 30, 2014.

“I am extremely pleased that Matt is joining the Fluor board of directors,” said David T. Seaton Fluor chairman and chief executive officer. “He is an exceptional executive with a wealth of knowledge in transportation, logistics and the vital intersection between business development and governmental policy,” Seaton said. “Matt’s perspectives, gained from his leadership of BNSF Railway, are a welcomed addition to our Board especially as we face more complex and challenging projects.”

Rose is currently the executive chairman of BNSF Railway Company after 13 years as the company’s chief executive officer and 11 years as chairman. BNSF Railway became a Berkshire-owned company during his tenure in 2010. Prior to that, Rose was the company’s president and chief operating office since 1999.

He joined Burlington Northern in 1993 and held several positions in the company’s merchandise business unit. Prior to joining Burlington Northern, Rose held several positions in the trucking industry.

Rose is a director on several boards including AT&T, the Association of American Railroads, the Federal Reserve Bank of Dallas and the U.S. Chamber of Commerce. He is a member of the Business Roundtable and The Business Council, and serves as a trustee for Texas Christian University and the American Enterprise Institute for Public Policy Research. Rose is also a member of the Boy Scouts of America’s National Executive Board.

He earned a bachelor’s of science in marketing with a minor in logistics from the University of Missouri.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects. The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis. For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors. Headquartered in Irving, Texas, Fluor ranks 110 on the FORTUNE 500 list. With more than 40,000 employees worldwide, the company’s revenue for 2013 was $27.4 billion. Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

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